Exhibit 2

          INFORMATION CONCERNING STRATEGIC INVESTMENT PARTNERS LIMITED


                  The information set forth in this Exhibit 2 was provided to the Reporting Persons by Strategic Investment Partners Limited ("SIPL"). SIPL and the persons referred to in this Exhibit 2 assume no responsibility for any other information included in this filing. In addition, such persons expressly disclaim beneficial ownership over all the Shares reported herein.

                  SIPL is a Cayman Islands corporation jointly owned by Quantum Industrial Partners LDC ("QIP") and Quasar Strategic Partners LDC ("QSP"). SIPL has its principal address at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. The principal business of SIPL is investing in securities. Current information concerning the identity and background of the directors and officers of SIPL is set forth below.

                  Current information concerning each of SIPL, QIP and QSP (as well as any other persons that may be deemed to have investment discretion over securities held for the account of SIPL, QIP and QSP) is set forth below.

                  During the past five years, to the best of SIPL's knowledge, no other person identified in this Exhibit 2 has been (a) convicted in a criminal proceeding, or (b) a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which it or he has been subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

                                      SIPL

                  The identity and background of the officers and directors of SIPL is set forth below.

                                   QIP AND QSP

                  Each of QIP and QSP is a Cayman Islands exempted limited duration company with its principal address at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. The principal business of QIP and QSP is investing in securities. Current information concerning the identity and background of the directors and officers of QIP and QSP is set forth below.

                  QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and (pursuant to constituent documents of each of QIP and QSP) is vested with investment discretion with respect to the portfolio assets held for the account of QIP and QSP. The principal business of QIHMI is to provide management and advisory services to, and to invest in, QIP and QSP. QIH Management Inc. ("QIH Management"), a Delaware corporation of which Mr. George Soros is the sole shareholder, is the sole general partner of QIHMI. The principal business of QIH Management is to serve as the sole general partner of QIHMI. QIHMI and QIH Management have their principal offices at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. QIHMI, by reason of its investment discretion over the securities owned by QIP and QSP, and QIH Management, as the sole general partner of QIHMI, may each be deemed the beneficial owner of the Shares held for the account of QIP and QSP for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.



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

                  Mr. Soros has entered into an agreement dated as of January 1, 1997 with Soros Fund Management LLC ("SFM LLC"), a Delaware limited liability company of which Mr. Soros is Chairman, pursuant to which Mr. Soros has, among other things, agreed to use his best efforts to cause QIH Management, as the general partner of QIHMI, to act at the direction of SFM LLC, which agreement to so act shall terminate upon the earlier of (a) the assignment of SFM LLC of the legal and beneficial ownership interest in QIH Management and (b) the assignment of SFM LLC of the general partnership interest in QIHMI.

                  The business of SFM LLC is managed through a Management Committee (the "Management Committee") comprised of Mr. Soros, Mr. Stanley Druckenmiller and Mr. Gary Gladstein. SFM LLC has its principal office at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. Its principal business is to serve, pursuant to contract, as the principal investment manager to several foreign investment companies (the "SFM Clients"). Mr. Soros, as Chairman of SFM LLC, has the ability to direct the investment decisions of SFM LLC and as such may be deemed to have investment discretion over the securities held for the accounts of the SFM Clients. Mr. Druckenmiller, as Lead Portfolio Manager of SFM LLC, has the ability to direct the investment decisions of SFM LLC and as such may be deemed to have investment discretion over the securities held for the accounts of the SFM Clients. Set forth below is a list of the Managing Directors (the executive officers) of SFM LLC.

                  The principal occupation of Mr. Soros, a United States citizen, is his direction of the activities of SFM LLC, which is carried out in his capacity as Chairman of SFM LLC at SFM LLC's principal office. The principal occupation of Mr. Druckenmiller is his position as Lead Portfolio Manager and Managing Director of SFM LLC, which is carried out at SFM LLC's principal office.


                          DIRECTORS AND OFFICERS OF QSP


   NAME/TITLE                    PRINCIPAL               BUSINESS ADDRESS
   CITIZENSHIP                  OCCUPATION                (OR RESIDENCE)
   -----------                  ----------               ----------------

Curacao Corporation          Managing Director           Kaya Flamboyan 9
Company N.V.                 of Netherlands              Willemstad
  Managing Director          Antilles                    Curacao,
  (Netherlands               corporations                Netherlands
  Antilles)                                              Antilles

Inter Caribbean Services     Administrative services     Citco Building
Limited                                                  Wickhams Cay
  Secretary                                              Road Town
  (British Virgin                                        Tortola
  Island)                                                British Virgin Islands

To the best of SIPL's knowledge:

(a)      None of the above persons holds any Shares.
(b) None of the above persons has any contracts, arrangements, understandings of relationships with respect to the Shares.


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

                          MANAGING DIRECTORS OF SFM LLC

                  The following is a list of all of the persons (other than Stanley Druckenmiller) who serve as a Managing Director of SFM LLC:

                           Scott K.H. Bessent
                           Walter Burlock
                           Brian J. Corvese
                           L. Kevin Dann
                           Jeffrey L. Feinberg
                           Arminio Fraga
                           Gary Gladstein
                           Ron Hiram
                           Robert K. Jermain
                           David N. Kowitz
                           Alexander C. McAree
                           Paul McNulty
                           Gabriel S. Nechamkin
                           Steven Okin
                           Dale Precoda
                           Lief D. Rosenblatt
                           Frank V. Sica
                           Mark D. Sonnino
                           Filiberto H. Verticelli
                           Sean C. Warren

Each of the above-listed persons is a United States citizen whose principal occupation is serving as Managing Director of SFM LLC, and each has a business address c/o Soros Fund Management LLC, 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

To the best of SIPL's knowledge:

(a)      None of the above persons holds any Shares.
(b) None of the above persons has any contracts, arrangements, understandings or relationships with respect to the Shares.


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